Exhibit 99.1

Press Release
Contact: Tracy Egan
704.849.0860 x106

POKERTEK TO REMOVE TABLES FROM EXCALIBUR HOTEL AND CASINO

Matthews, NC – June 23, 2009: PokerTek, Inc. (NASDAQ: PTEK) today announced that it will be removing 12 PokerPro tables from the gaming floor of the Excalibur Hotel and Casino in Las Vegas, Nevada effective July 5, 2009. The Excalibur was the Company’s initial field trial site in the state of Nevada.

The Company received notification on June 19th that the Excalibur had elected to exercise its rights to terminate its agreement at any time if the field trial for the PokerPro system lasted more than four months. PokerPro received final approval by the Nevada Gaming Commission and exited field trial on March 19, 2009.

Mark Roberson, PokerTek’s Acting CEO, commented, “We thoroughly enjoyed working with the Excalibur and their partnership was critical to the success of our field trial in Nevada. Over the past year, we’ve built a strong base of PokerPro players and our product is stronger than ever as a result of the field trial process. We do not expect the termination of this agreement to have a significant impact on our reported revenues or results of operations.”

About PokerTek:

PokerTek, Inc. (NASDAQ: PTEK), headquartered in Matthews, NC, develops and markets products for the gaming and amusement industries. PokerTek developed PokerPro automated poker tables and related software applications to increase revenue, reduce expenses and attract new players into poker rooms by offering interactive poker that is fast, fun and mistake-free. Heads-Up Challenge is a two-player table that allows bars and restaurant patrons to compete head-to-head in various games for amusement purposes, increases earnings for game operators and provides patrons unique and challenging on-site entertainment. Both products are installed worldwide. For more information, please visit the company's website at www.PokerTek.com or contact Tracy Egan at 704.849.0860 x106.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are made in accordance with the Private Securities Litigation Reform Act of 1995. The forward-looking statements herein include, but are not limited to, the expected adoption of the PokerPro systems by gaming properties and other customers and the expected acceptance of the PokerPro systems by players. Our actual results may differ materially from those implied in these forward-looking statements as a result of many factors, including, but not limited to, overall industry environment, customer acceptance of our products, delay in the introduction of new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of permits or licenses by regulatory or governmental authorities, termination or non-renewal of customer contracts, competitive pressures and general economic conditions, and our financial condition. These and other risks and uncertainties are described in more detail in our most recent annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by applicable laws, and you are urged to review and consider disclosures that we make in the reports that we file with the Securities and Exchange Commission that discuss other factors germane to our business.